UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):
October 24, 2018

Gardner Denver Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38095	46-2393770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 East Erie Street
Suite 500
Milwaukee, Wisconsin 53202
(414) 212-4700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                             ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gardner Denver Holdings, Inc. (the “Company”) is pleased to announce that on October 1, 2018, it promoted Michael J. Scheske, age 31, to the position of Vice President and Corporate Controller. Mr. Scheske had been the Company’s Assistant Corporate Controller for the previous three years and helped lead the Company through transformational change, including its initial public offering in 2017. Prior to joining the Company, Mr. Scheske worked at Advanced Disposal Services, Inc., a provider of non-hazardous solid waste collection, transfer, recycling and disposal services, as its Assistant Corporate Controller from 2012 through 2014 and began his career as an auditor with Deloitte & Touche LLP. Mr. Scheske holds a Bachelor of Business Administration in Accounting, summa cum laude, from St. Norbert College and is a Certified Public Accountant.

On October 24, 2018, the Board of Directors of the Company appointed Mr. Scheske as the Company’s principal accounting officer. Upon Mr. Scheske’s appointment, Mark R. Sweeney ceased to be the Company’s principal accounting officer, but will continue as the Company’s Vice President and Chief Accounting Officer. Mr. Scheske will continue to report to Mr. Sweeney.

There were no changes to Mr. Scheske’s compensation in conjunction with his appointment to the office of principal accounting officer. The selection of Mr. Scheske to serve as the Company’s principal accounting officer was not pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Scheske and any director or executive officer of the Company, and there are no transactions between Mr. Scheske and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Gardner Denver Holdings, Inc.

Date: October 26, 2018	By:	/s/ Andrew Schiesl
	Name:	Andrew Schiesl
	Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary